Exhibit 10.74

MARKIT NORTH AMERICA, INC.

AMENDMENT TO EMPLOYMENT CONTRACT

Amendment dated as of July 11, 2016 (this “Amendment”) to the Employment Agreement dated as of July 1, 2014 (the “Current Agreement”) between Markit North America, Inc. (the “Company”) and Adam Kansler (“Executive”).

W I T N E S S E T H

WHEREAS, Markit Ltd. has entered into an Agreement and Plan of Merger, dated as of March 20, 2016 (the “Merger Agreement”), with Marvel Merger Sub, Inc., and IHS, Inc.; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement (the “Merger”), the Company and Executive have agreed to amend the terms and conditions of the continued employment of Executive by the Company.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby by acknowledged by each of the parties, the Company and Executive hereby agree as follows:

1.	AMENDMENTS

(a) Section 3(a) of the Current Agreement is hereby amended and restated as follows:

“(a) Severance. If Employee’s employment is terminated by Employer without Cause (as defined in Section 9(b)(ii) hereof) or by Employee for Good Reason (as defined in Section 9(b)(i) hereof), subject to Employee’s compliance with the obligations in Sections 3(c), 4, 6 and 7 hereof, and subject to Section 15(c) hereof in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, Employee shall receive payment of an amount equal to the quotient obtained by dividing (i) Employee’s Base Salary and Target Cash Incentive (as defined below) for the year of termination (less any salary and incentive award payments paid to Employee for employment during any period following the delivery or receipt of a written notice of termination), by (ii) twelve (12) (but not as an employee), for each month in the Severance Period (as defined in Section 3(b) hereof) following such termination of employment (the “Basic Severance”), payable in accordance with the regular payroll practices of Employer, but not less frequently than monthly, provided that the first payment shall be made on the first payroll period after the sixtieth (60th) day following such termination and shall include payment of any amounts that would otherwise be due prior thereto. Notwithstanding the foregoing, if Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason within twenty-four (24) months after a Change in Control (as defined in the Markit Ltd. 2014 Equity Incentive Award Plan (the “Plan”)), Employee shall receive additional monthly severance payments equal to the quotient obtained by dividing (i) Employee’s Base Salary and Target Cash Incentive for the year of termination (less any salary and incentive award payments paid to Employee for employment during any period following the delivery or receipt of a written notice of termination), by (ii) twelve (12) (but not as an employee), for twelve (12) months, beginning on the same date as the Basic Severance (the “Change in Control Severance”). For the avoidance of doubt, the Change in Control Severance will be subject to the same conditions as the Basic Severance (including compliance with the obligations in Sections 3(c), 4, 6 and 7) and shall be paid concurrently with and, if applicable, in addition to the severance payments described in Section 3(a) hereof. For purposes of this Agreement, “Target Cash Incentive” shall mean Employee’s target cash incentive award, if any, to which Employee may be entitled under Section 2(b) hereof.

If Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason within twenty-four (24) months after the Closing Date (as defined below), (x) any outstanding equity awards granted to Employee under the Plan or the Markit Key Employee Incentive Program (the “KEIP”) will vest on the date Employee’s employment terminates; provided, however, that if such termination occurs more than twelve (12) months after the Closing Date, only equity awards granted to Employee under the Plan or the KEIP that were outstanding on or prior to the Closing Date will vest, and (y) any Plan or KEIP stock option awards held by Employee that vest in accordance with this sentence as a result of the termination of Employee’s employment or were otherwise previously vested, will remain outstanding until the earlier of (i) twelve (12) months after the termination of Employee’s employment and (ii) the expiration of their originally scheduled term as set forth in the applicable Plan or KEIP award documentation. For purposes of this Agreement, the “Closing Date” has the meaning set forth in the Agreement and Plan of Merger, dated as of March 20, 2016, among Markit Ltd., Marvel Merger Sub, Inc. and IHS, Inc.”

2.	EFFECTIVENESS OF AMENDMENT

This Amendment will become effective on the Closing Date (as defined in the Merger Agreement). In the event that the Merger does not occur, this Amendment will be null and void and will have no further force or effect. Except as amended by the terms of this Amendment, the Current Agreement will remain in full force and effect in accordance with its terms.

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In witness whereof this Amendment has been executed by the parties hereto.

/s/ Adam Kansler		7/11/2016
Adam Kansler		Date:

Markit North America, Inc.

By:	/s/ Lance Uggla	7/11/2016
Name:	Lance Uggla	Date:
Title:	Chairman and Chief Executive Officer

Accepted and Agreed: Markit Ltd.

By:	/s/ Lance Uggla	7/11/2016
Name:	Lance Uggla	Date:
Title:	Chairman and Chief Executive Officer

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